EXHIBIT 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of May 7, 2008 by and between RADYNE CORPORATION, a Delaware corporation (the “Company”) and CARL MYRON WAGNER, an individual (“Executive”).

RECITALS

WHEREAS, the Company and Executive entered into an Employment Agreement, effective as of January 30, 2006 (the “Original Agreement”), pursuant to which Executive has been employed by the Company as its Chief Executive Officer, and entered into Amendment No. 1 to the Original Agreement as of November 5, 2007 (together with the Original Agreement, the “Amended Original Agreement”);

WHEREAS, the Company desires to continue to employ Executive as its Chief Executive Officer in the manner hereinafter specified and to make provision for payment of reasonable compensation to the Executive for such services;

WHEREAS, the Executive desires to provide services to the Company, in accordance with the terms, conditions hereinafter set forth; and

WHEREAS, the parties desire to amend and restate the Amended Original Agreement as of the date hereof to set forth the terms and conditions of the employment relationship of the Executive during the Term (as set forth in Section 2 hereof).

NOW THEREFORE, in consideration of the covenants and mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in reliance upon the representations, covenants and mutual agreements contained herein, the Company and Executive agree as follows:

1. Employment.

A. Subject to the terms and conditions of the Original Agreement, the Company employed Executive as President and Chief Operating Officer of the Company. Upon the retirement of Robert Fitting, the Company’s then current Chief Executive Officer, the Board of Directors of the Company (the “Board”) appointed Executive to the position of Chief Executive Officer of the Company. Subject to the terms and conditions of this Agreement, the Company agrees to continue to employ Executive as its Chief Executive Officer. Executive hereby agrees to diligently perform the duties associated with such position. As Chief Executive Officer, Executive will report directly to the Board. Executive will devote substantially all of his business time, attention and energies to the business of the Company and will comply with the charters, policies and guidelines established by the Company from time to time applicable to members of its Board and its senior management executives.

B. In addition to the financial results of the Company, Executive’s performance evaluations will be based on meeting or exceeding performance objectives in such areas including, but not limited to: operational performance and improvements, strategic leadership, human resource development and succession planning, enterprise guardianship, and communications with employees, stockholders and the Board.

2. Term. Executive will be employed under this Agreement until January 30, 2009 (the “TERM”) unless Executive’s employment is terminated earlier pursuant to Section 7 hereof.

3. Director Status. The Company shall use commercially reasonable efforts, subject to applicable law and regulations of the NASDAQ Stock Market (“NASDAQ”), to cause Executive to be nominated for election as a member of the Board and to be recommended to the stockholders for election as a member of the Board. Upon any termination of employment as Chief Executive Officer, Executive will be deemed to have resigned from the Board, unless within 30 days thereof a majority of the independent directors of the Board (as defined by the rules of NASDAQ) vote to enable Executive to continue on the Board through the balance of his term. For so long as Executive is Chief Executive Officer, Executive shall not serve on the board of directors of more than one other public company. Any such directorship is subject to the prior approval of the Board.

4. Base Salary. The Company will pay Executive a base salary at the annual rate of $350,000 per year. Executive’s base salary may be raised, but not lowered, without Executive’s consent.

5. Incentive Compensation.

A. Bonus. Pursuant to the Original Agreement, the Company granted Executive a signing bonus of $160,000, payable on the first pay period after the effective date of the Original Agreement. Executive will be entitled to incentive compensation in accordance with and based on the achievement of certain performance targets pursuant to the plan specified in Exhibit A hereto.

B. Stock. Pursuant to the Original Agreement, the Company granted Executive ten thousand (10,000) shares of restricted common stock of the Company pursuant to the 2000 Long-Term Incentive Stock Options Plan. These ten thousand (10,000) shares shall vest immediately upon the date of grant. Upon appointment to the position of Chief Executive Officer, the Company granted Executive an additional ten thousand (10,000) shares of restricted common stock of the Company pursuant to the 2000 Long-Term Incentive Stock Options Plan and, on the anniversary of Executive’s appointment to the position of Chief Executive Officer, the Company granted Executive an additional ten thousand (10,000) shares of restricted common stock of the Company. These shares of restricted common stock shall vest in two equal installments, 5,000 shares immediately on the date of grant and 5,000 shares on the anniversary of the date of grant for the next year, provided, that, Executive remains employed with the Company.

C. Options. Pursuant to the Original Agreement, the Company granted Executive options to acquire seventy-five thousand (75,000) shares of common stock (the “Option”), with a per share exercise price equal to the fair market value of the per share price of the common stock on the date of grant as defined in the plan under which the Option is granted. The Option shall vest and be fully exercisable in three equal installments (at a rate of one-third ( 1/3) of the number of shares first subject to the Option per installment)

immediately upon the date of grant and on each anniversary of the date of grant for the next two years, provided, that, Executive remains employed with the Company. Additional option grants, if any, shall be based on performance reviews of Executive as determined by the Board. The Option is intended to be treated as an “incentive stock option” to the maximum extent permitted under the Internal Revenue Code of 1986, as amended (the “Code”). The Option shall be subject to the terms and conditions of the plan under which the Option is granted to the extent the terms and conditions are not addressed herein.

6. Executive Benefits.

A. During the Term of this Agreement, Executive will be entitled to reimbursement of reasonable and customary business expenses consistent with the then current senior management reimbursement policies of the Company. Any reimbursement Executive is entitled to receive pursuant to this Section 6A shall (i) be paid no later than the last day of Executive’s taxable year following the taxable year in which the expense was incurred, (ii) not be affected by the amount of expenses eligible for reimbursement or payment in any other taxable year and (iii) not be subject to liquidation or exchange for another benefit.

B. The Company will provide to Executive such fringe benefits and other executive benefits as are regularly provided by the Company to its senior management; provided, however, that nothing herein shall preclude the Company from amending or terminating any general employee or executive benefit plans or programs. In addition, the Company shall provide Executive with three weeks paid vacation per year (which may not be carried over or paid if not used).

7. Termination.

A. Voluntary Resignation for Good Reason by Executive or Termination Without Cause. If Executive voluntarily terminates his employment with the Company for Good Reason, or if the Company terminates Executive without Cause, then, subject to Sections 7F and 17 hereof:

(i)	the Company will be obligated to continue to pay Executive an amount equal to one (1) times Executive’s annual base salary at the rate in effect on the date of such termination of employment, with such amount to be paid (subject to Section 7F) in equal installments over a period of twelve (12) months in accordance with the Company’s normal payroll schedule as in effect on the date of termination of employment, commencing with the first payroll date occurring at least thirty (30) days following the date of such termination of employment, and the Company and Executive agree that for purposes of Section 409A of the Code, the payments pursuant to this Section shall be treated as a right to a series of separate payments;

(ii)	the Company will be obligated to pay any bonus due Executive, for the year of termination, within 30 days of the date of determination of the bonus, but in any event no later than the fifteenth (15th) day of the third month following the later of the end of the calendar year in which the performance period ended or the end of the Company’s taxable year in which the performance period ended;

(iii)	the Company shall reimburse Executive for COBRA premiums for the period of time that the Company is required to offer him COBRA coverage as a matter of law, but in no event more than eighteen (18) months; and

(iv)	the Option and any other options granted to Executive, to the extent unvested, shall accelerate and become fully vested and exercisable, and remain in effect as provided in the applicable plan or agreement, and the restrictions on any restricted stock shall deem to have lapsed.

B. Termination upon Death or Disability. If Executive’s employment is terminated as a result of Executive’s death or Disability, then, subject to Sections 7F and 17 hereof except with respect to subsection (i) below, the Company will be obligated to pay to Executive, his family, his heirs or personal representative:

(i)	Executive’s then current salary through the date of termination;

(ii)	a pro-rated amount of Executive’s bonus for the year of termination, payable within 30 days of the date of the determination thereof, but in any event no later than the fifteenth (15th) day of the third month following the later of the end of the calendar year in which the performance period ended or the end of the Company’s taxable year in which the performance period ended;

(iii)	Executive’s COBRA premiums for the period of time that the Company is required to offer him COBRA coverage as a matter of law, but in no event more than eighteen (18) months;

(iv)	options (including the Option) and restricted stock will be dealt with in accordance with the applicable plan and grant; and

(v)	an amount equal to two (2) times Executive’s annual base salary at the rate in effect on the date of such termination of employment, with such amount to be paid (subject to Section 7F) in equal installments over a period of twelve (12) months in accordance with the Company’s normal payroll schedule as in effect on the date of termination of employment, commencing with the first payroll date occurring at least thirty (30) days following the date of such termination of employment, and the Company and Executive agree that for purposes of Section 409A of the Code, the payments pursuant to this Section shall be treated as a right to a series of separate payments;

provided, however, that the amounts due under subsection B(v) shall be reduced by any benefit paid to Executive or his family under the Company’s Accidental Death and Disability policies.

C. Voluntary Termination (Without Good Reason) or Termination for Cause by the Company.

(i)	If the Executive resigns without Good Reason, or if the Company discharges Executive for Cause, then the Company will be obligated to pay Executive’s base salary through the date of termination. No bonus shall be payable. The Option, and any other options granted to Executive, shall terminate as provided in the applicable plan or agreement, and any unvested restricted stock shall be returned to the Company at no cost to it.

(ii)	Upon voluntary termination without Good Reason by Executive, or a termination for Cause by the Company, the provisions of Section 8 (Covenant Not to Compete) shall automatically become applicable for a period of one (1) year, without any further payment due Executive. Executive acknowledges and agrees that the compensation herein is adequate consideration for such covenants.

D. Change of Control. In the event of a Change of Control, Executive will be entitled to receive the following, subject to Sections 7F and 17 hereof:

(i)	immediately prior to the effective date of a Change of Control, all stock options granted to Executive and not otherwise vested shall vest and become exercisable by Executive for a minimum of ninety (90) days (or, if less, the remaining term of the options thereof) and all restrictions on any restricted stock shall deem to have lapsed;

(ii)	in the event of Executive’s termination of employment upon or following a Change of Control, the Company will pay for COBRA benefits for Executive for the period that the Company is required to offer COBRA coverage as a matter of law, but in no event more than eighteen (18) months;

(iii)	in the event of Executive’s termination of employment upon or following a Change of Control, the Company shall pay the Executive an amount equal to two (2) times Executive’s annual base salary at the rate in effect on the date of such termination of employment, with such amount to be paid (subject to Section 7F) in a lump sum within 90 days following the date of such termination of employment; and

(iv)

upon such Change of Control, funds sufficient to satisfy the obligations of the Company under subsections (ii) and (iii) above shall be deposited into a “rabbi trust” (the “Trust”) established with a major financial institution as trustee and shall be paid to Executive in accordance with this Agreement (including in compliance with Section 7F hereof) upon Executive’s written notice to the trustee that the Executive’s employment with the Company has terminated and that Executive has experienced a “separation from service,” as defined in Section 7F. Any Trust so established shall be irrevocable. The Trust is intended to be a grantor trust, of which the Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Code, and shall be construed accordingly. The assets of the Trust shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes of Executive as herein set forth, subject to the claims of the Company’s general creditors under federal and state law in the event of the insolvency of the Company. Executive and his beneficiaries shall have no preferred claim on, or any beneficial ownership interest in the assets of the Trust. Any rights created under this Agreement and the Trust shall be mere unsecured contractual rights of Executive and his or her beneficiaries against the Company.

E. Definitions. For purposes of this Agreement:

(i)	“Cause” shall mean, in the reasonable judgment of the Board, termination of the Executive for (a) material breach of this Agreement; (b) failure to follow any reasonable and lawful direction of the Board; (c) material violation of any reasonable rule or regulation established by the Company from time to time regarding conduct of its business; (d) engaging in any act of dishonesty with respect to the Company or any criminal conduct (whether related to or not related to Executive’s employment); or (e) failure to perform his duties satisfactorily;

(ii)	“Change of Control” means any of the following: (a) any merger of the Company in which the Company is not the continuing or surviving entity, or pursuant to which Stock would be converted into cash, securities, or other property, other than a merger of the Company in which the holders of the Company’s common stock immediately prior to the merger have the same proportionate ownership of beneficial interest of common stock or other voting securities of the surviving entity immediately after the merger; (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of assets or earning power aggregating more than 50% of the assets or earning power of the Company and its subsidiaries (taken as a whole), other than pursuant to a sale-leaseback, structured finance or other form of financing transaction; (c) the shareholders of the Company approve any plan or proposal for liquidation or dissolution of the Company; (d) any person (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than any current shareholder of the Company or affiliate thereof or any employee benefit plan of the Company or any subsidiary of the Company or any entity holding shares of common stock of the Company for or pursuant to the terms of any such employee benefit plan in its role as an agent or trustee for such plan, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of 50% or more of the Company’s outstanding common stock; or (e) if during any two-year period, individuals who at the beginning of such period constituted a majority of the Board do not constitute a majority of the Board at the end of such period, excluding, for purposes of calculating such majority, any new director(s) approved by a vote of at least two-thirds of the directors who were directors at the beginning of such period;

(iii)	“Disability” shall mean a disability, reasonably diagnosed by a reputable medical doctor approved by the Company, that results in Executive being medically unable to fulfill his duties under this Agreement for three consecutive months or six months in any twelve month period; and

(iv)	“Good Reason” shall mean the occurrence of one or more of the following circumstances, provided that (1) Executive informs the Company in writing within 30 days following its initial occurrence that one or more of such circumstances has occurred, (2) such circumstance(s) has not been cured within 30 days after such written notice is delivered to the Company and (3) Executive resigns from employment with the Company no later that six months after the first occurrence of such circumstance(s): (a) if the Company assigns to Executive duties that constitute a material reduction of powers or functions associated with, Executive’s position, duties, or responsibilities with the Company, or that constitute a material adverse change in Executive’s authority, reporting responsibilities, or in conditions of Executive’s employment; (b) if Executive’s base salary is reduced or the potential incentive compensation (or bonus) to which Executive may become entitled to at any level of performance by Executive or the Company is reduced; (c) any termination by the Company of Executive’s employment for grounds other than for “Cause;” or (d) if Executive is required to relocate to an employment location that is more than fifty (50) miles from Phoenix, Arizona.

F. Compliance with Section 409A. Notwithstanding anything set forth herein to the contrary, no amount payable pursuant to this Agreement on account of Executive’s termination of employment with the Company which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid unless and until Executive has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, to the extent that Executive is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Executive’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Executive’s separation from service shall be paid to Executive before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

8. Covenant Not To Compete. In consideration of Executive’s employment, Executive agrees to the restrictive covenants set forth below:

A. For the longer of one (1) year from any termination of Executive’s employment or the period during which (or relating to which if paid in a lump sum or installments that exceed regular salary payments) Executive is being paid severance, Change of Control, or similar benefits (or, if later, upon conclusion of any service as a consultant), Executive shall not, directly or indirectly, for his own benefit or for, with or through any other individual, firm, corporation, partnership or other entity, whether acting in an individual, fiduciary or other capacity, own, manage, operate, control, advise, invest in (except as a 1% or less shareholder of a public company), loan money to, or participate or assist in the ownership, management, operation or control of or be associated as a director, officer, employee, partner, consultant, advisor, creditor, agent, independent contractor or otherwise with, or acquiesce in the use of his name by, any business enterprise that is in direct competition with the Company or any subsidiary within the United States of America or any other country that the Company conducts business at the time of Executive’s termination.

B. In addition to the foregoing, at all times during the period of Executive’s employment and for the longer of one (1) year from any termination thereof (or, if later, upon conclusion of any service as a consultant) or the period during which (or relating to which if paid in a lump sum or installments that exceed regular salary payments) Executive is being paid severance, Change of Control, or similar benefits (or, if later, upon conclusion of any service as a consultant), Executive will not, directly or indirectly (as described above), for his benefit or for, with or through any business, hire, employ, solicit, or otherwise encourage or entice any of the Company’s (or subsidiary’s) employees or consultants to leave or terminate their employment with the Company and any customers or suppliers or prospective customers or suppliers to alter their relationship with the Company.

9. Non-Disclosure of Confidential Information.

A. It is understood that in the course of Executive’s employment with the Company, Executive will become acquainted with Company Confidential Information (as defined below). Executive recognizes that Company Confidential Information has been developed or acquired at great expense, is proprietary to the Company, and is and shall remain the exclusive property of the Company. Accordingly, Executive agrees that he will not, disclose to others, copy, make any use of, or remove from Company’s premises any Company Confidential Information, except as Executive’s duties may specifically require, without the express written consent of the Board, during Executive’s employment with the Company and thereafter until such time as Company Confidential Information becomes generally known, or readily ascertainable by proper means by persons unrelated to the Company.

B. Upon any termination of employment, Executive shall promptly deliver to the Company the originals and all copies of any and all materials, documents, notes, manuals, or lists containing or embodying Company Confidential Information, or relating directly or indirectly to the business of the Company, in the possession or control of Executive.

C. “Company Confidential Information” shall mean confidential, proprietary information or trade secrets of Company and its subsidiaries and affiliates including without limitation the following: (1) customer lists and customer information as compiled by Company; (2) Company’s internal practices and procedures; (3) internal Company financial information; (4) information relating to strategic planning, manufacturing, engineering, purchasing, finance, marketing, promotion, distribution, and selling activities; and (5) all other information which is treated by Company as confidential, include all information having independent economic value to Company that is not generally known to, and not readily ascertainable by proper means by, persons who can obtain economic value from its disclosure or use. Notwithstanding the foregoing provisions, the following shall not be considered “Company Confidential

Information”: (i) the general skills of the Executive as an experienced entrepreneur and senior management level employee; (ii) information generally known by senior management executives within the industry in which the Company operates; (iii) persons, entities, contacts or relationships of Executive that are also generally known in the industry; and (iv) information which becomes available on a non-confidential basis from a source other than Executive which source is not prohibited from disclosing such confidential information by legal, contractual or other obligation.

10. Enforcement.

A. Executive hereby agrees that the periods of time provided for in Sections 8 and 9 and other provisions and restrictions set forth herein are reasonable and necessary to protect the Company and its successors and assigns in the use and employment of the goodwill of the business conducted by Executive. Executive further agrees that damages cannot compensate the Company in the event of a violation of Section 8 or 9 and that, if such violation should occur, injunctive relief shall be essential for the protection of the Company and its successors and assigns. Accordingly, Executive hereby covenants and agrees that, in the event any of the provisions of Section 8 or 9 shall be violated or breached, the Company shall be entitled to equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction, or any other equitable remedy that may then be available against the party or parties violating such covenants, without bond but upon due notice, in addition to such further or other relief as may be available at equity or law. Obtainment of such an injunction by the Company shall not be considered an election of remedies or a waiver of any right to assert any other remedies which the Company has at law or in equity. No waiver of any breach or violation hereof shall be implied from forbearance or failure by the Company to take action thereof. The prevailing party in any litigation, arbitration or similar dispute resolution proceeding to enforce this provision will recover any and all reasonable costs and expenses, including attorneys’ fees.

B. Executive and the Company consider the restrictions contained in Section 8 to be reasonable for the purpose of preserving the Company’s proprietary rights and interests. If a court issues an order or makes a final judicial determination that any such restrictions are unreasonable or otherwise unenforceable against Executive, Executive and the Company hereby authorize such court to amend this Agreement so as to produce the broadest, legally enforceable agreement, and for this purpose the restrictions on time period, geographical area and scope of activities set forth in Section 8 above are divisible; if the court refuses to do so, then these restrictions shall be blue-penciled and enforced as follows:

(i)

the time period contained in Section 8(A) shall be reduced by one quarter ( 1 /4), or if such reduced time period is not sufficient in the determination of the court issuing such decision or order, the time period contained in Section 8(A) shall be reduced by half ( 1/2), or if such reduced time period is not sufficient in the determination of the court issuing such decision or order, the time period contained in Section 8(A) shall be reduced by three quarters ( 3/4);

(ii)	the geographic restriction in Section 8(B) shall be enforced for the metropolitan areas in which the Company manufactures or has manufactured or sells its product through direct sales channels.

C. For purposes of Sections 8 and 9, the term “Company” includes Radyne Corporation and its subsidiaries and affiliates. For purposes hereunder, an affiliate shall be deemed to be any corporation or other business entity in which the Company or its subsidiaries owns a controlling interest.

11. Severability. Each provision in this Agreement shall be treated as a separate and independent clause, and the enforceability of any one clause shall in no way impair the enforceability of any of the other clauses in this Agreement.

12. Assignment by Company. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation or entity that assumes this Agreement and all obligations and undertakings hereunder. Upon such consolidation, merger or transfer of assets and assumption, the term “Company” as used herein shall mean such other corporation or entity, as appropriate, and this Agreement shall continue in full force and effect.

13. Entire Agreement. This Agreement and any agreements concerning stock options or other benefits, embody the complete and final agreement of the parties hereto with respect to the subject matter hereof and supersede any prior written, or prior or contemporaneous oral, understandings or agreements between the parties that may have related in any way to the subject matter hereof. This Agreement may be amended only in writing executed by the Company and Executive.

14. Governing Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the internal laws, and not the law of conflicts, of the State of Arizona.

15. Notice. Any notice required or permitted under this Agreement must be in writing and will be deemed to have been given when delivered personally or by overnight courier service or three days after being sent by mail, postage prepaid, at the address indicated below or to such changed address as such person may subsequently give such notice of:

if to Parent or Company:	Radyne Corporation
3138 E. Elwood
Phoenix, AZ 85034 8501
Attention: Chief Financial Officer

with a copy to:	DLA Piper US LLP
2415 East Camelback Road
Suite 700
Phoenix, AZ 85016-4245
Phone: 480.606.5100
Fax: 480.606.5101
Attn: Steven D. Pidgeon, Esq.

if to Executive:	Carl Myron Wagner
16609 E. Elgin Street
Gilbert, Arizona 85295
Phone: (480) 988-9764
Fax: (480) 988-2378

16. Dispute Resolution.

A. Any dispute, controversy, or claim, whether contractual or neutral, between the parties hereto arising out of or relating to this Agreement, including the breach or alleged breach of any representation, warranty, agreement, covenant under this Agreement, termination, or validation thereof, or the statutory rights or obligations of either party hereto, shall, if not settled by negotiation, be subject to non-binding mediation before an independent mediator selected by the parties pursuant to Section 16(C) below. Any demand for mediation shall be made in writing served upon the other party to the dispute, by certified mail, return receipt requested, at the address set forth herein. The demand shall set forth with reasonable specificity the basis of the dispute and the relief sought. The mediation learning will occur at a time and place convenient to the parties in Maricopa County, Arizona, within thirty (30) days of the date of selection or appointment of the mediator and shall be governed by the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”).

B. Any dispute, controversy, or claim, whether contractual or neutral, between the parties hereto arising directly or indirectly out of or connected with this Agreement, including the breach or alleged breach of any representation, warranty, agreement, covenant under this Agreement, termination, or validation thereof, or the statutory rights or obligations of either party hereto, which remains unresolved 45 days after the initiation of the mediation procedure described in Section 16(A), or 30 days after the selection or appointment of a mediator, shall finally be resolved by binding arbitration in accordance with the Employment Arbitration Rules of the AAA. Any arbitration shall be conducted by arbitrators approved by the AAA, and selected by the parties pursuant to Section 16(C) below. A single arbitrator shall conduct all such disputes, controversies, or claims, unless the dispute involves more than $50,000 in the aggregate in which case the arbitration shall be conducted by a panel of three arbitrators. The resolution of the dispute by the arbitrator(s) shall be final, binding, nonappealable, and fully enforceable by a court of competent jurisdiction under the Federal Arbitration Act. The arbitrator(s) shall award damages to the prevailing party. The arbitration award shall be in writing and shall include a statement of the reasons for the award. The arbitration shall be held in the Phoenix metropolitan area. The arbitrator(s) shall award reasonable attorneys’ fees and costs to the prevailing party.

C. The parties shall select the mediator or arbitrators form a panel list made available by the AAA. If the parties are unable to agree to a mediator or arbitrators within 10 days of receipt of a demand for mediation or arbitration, the mediator or arbitrators will be chosen by alternatively striking from a list of five (5) mediators or (10) arbitrators obtained by Company from AAA. Executive shall have the first strike.

17. Withholding; Release; No Duplication of Benefits. All of Executive’s compensation under this Agreement will be subject to deduction and withholding authorized or required by applicable law. The Company’s obligation to make any post-termination payments hereunder (other than salary payments and expense reimbursements through a date of termination), shall be subject to receipt by the Company from Executive of a mutually agreeable release, and compliance by Executive with the covenants set forth in Sections 8 and 9 hereof. This Agreement shall not be construed to provide any duplication of any monetary benefits to Executive.

18. Successors and Assigns. This Agreement is solely for the benefit of the parties and their respective successors, assigns, heirs and legatees. Nothing herein shall be construed to provide any right to any other entity or individual.

19. Legal Counsel. Executive recognizes that DLA Piper US LLP is counsel to the Company and has been advised to seek his own counsel to assist him with this Agreement. EXECUTIVE ACKNOWLEDGES THAT HE HAS HAD THIS AGREEMENT IN HIS POSSESSION FOR AT LEAST SEVENTY-TWO (72) HOURS PRIOR TO SIGNING IT, HE HAS HAD REASONABLE OPPORTUNITY TO READ IT AND TO OBTAIN INDEPENDENT LEGAL ADVICE AS TO ITS PROVISIONS, AND FULLY UNDERSTANDS ITS CONTENTS.

20. Acknowledgment Regarding Section 409A. The Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, the Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, the Company shall not be responsible for the payment of any applicable taxes incurred by Executive on compensation paid or provided to Executive pursuant to this Agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

RADYNE CORPORATION

/s/ Yip Loi Lee
By:	Yip Loi Lee
Chairman, Compensation Committee

EXECUTIVE: CARL MYRON WAGNER

/s/ Carl Myron Wagner
By:	Carl Myron Wagner

EXHIBIT A

INCENTIVE COMPENSATION SCHEDULE

•

Annual Bonus—Incentive bonus for Executive, based on the Company meeting the target financial performance (“Target”) for such fiscal year, as approved by the Board, and as measured by reported (year-end, audited) pre tax earnings.

•	$50,000 in each fiscal year that the Company meets 100% of its Target.

•	$100,000 in each fiscal year in additional performance bonus if the Company meets 110% of its Target for such fiscal year.

•	$100,000 in each fiscal year in additional performance bonus if the Company meets 120% of its Target for such fiscal year.

•

Reported year-end, audited, pre tax earnings falling between 100%-110% or between 110%-120% of Target shall trigger a proration of the bonus, at a rate of $10,000 for every percentage point above 100%, that Executive would have received had the Company met such Target, with such final amount to be determined in the Board’s sole discretion.

•	The Board will determine any additional performance bonus amounts if the Company exceeds 120% of its Target for such fiscal year.

Reported year-end, audited, pre tax earnings shall be adjusted appropriately in the Board’s sole discretion upon any significant corporate changes or events (e.g., acquisitions, divestitures, etc.). Bonus amounts, if any, are to be paid within 30 business days of any earnings release disclosing such reported year-end, audited, pre tax earnings for the fiscal year, but in any event no later than the fifteenth (15th) day of the third month following the later of the end of the calendar year in which the performance period ended or the end of the Company’s taxable year in which the performance period ended.

In the event that the Company does not meet or exceed 100% of its Target in a fiscal year, a performance bonus, if any, shall be determined as follows:

•

Reported year-end, audited, pre tax earnings of 80%-100% of Target shall trigger a proration of the bonus, at a rate of $2500 for every percentage point above 80%, that Executive would have received had the Company met such Target, with such final amount to be determined in the Board’s sole discretion.

•	Reported year-end, audited, pre tax earnings of less than 80% of Target shall not entitle the Executive to any bonus.

For each fiscal year during the term of his employment hereunder, Executive shall receive 10% of his annual base salary earned in such fiscal year if the Company’s revenues for such fiscal year exceed 115% of Company revenues from the prior fiscal year, excluding any contribution to revenues from acquisitions.

•	Performance bonus plan as set forth above shall commence with the 2006 fiscal year.

A-1